Exhibit 99.1

FOR IMMEDIATE RELEASE

ANKAM INC. Announces Memorandum of Understanding for Strategic Partnership and Potential Future Acquisition of T&E Global

TAIPEI, TAIWAN – March 23, 2026 – ANKAM INC. (“ANKAM” or the “Company”), today announced that it has entered into a non-binding Memorandum of Understanding (MOU) with TRUST & ETHIC CO., LTD. (“T&E Global”), a Taiwan-based corporation, to establish a strategic partnership and outline a framework for a potential future acquisition.

Strategic Partnership Framework

Under the terms of the MOU, ANKAM plans to establish a subsidiary in Taiwan and appoint Mr. Wang Wen Lung as Representative of that subsidiary. Mr. Wang may serve as the primary authorized representative of ANKAM to interface with, manage, and support the overseas business operations of T&E Global. The Parties intend to work collaboratively to expand T&E Global’s international market presence and maximize commercial value.

The MOU contemplates that, if T&E Global's overseas operations achieve mutually agreed-upon performance metrics (key performance indicators to be defined in a separate definitive agreement), ANKAM intends to initiate an acquisition process for the parent company of T&E Global. The Parties have agreed to negotiate in good faith to enter into definitive agreements that would govern any transaction, which will contain customary terms, conditions, and covenants for transactions of this nature.

Related Party Transaction Disclosure

Mr. Wang Wen Lung, as President and Chief Executive Officer of ANKAM, is a "related person" for purposes of SEC disclosure requirements. In light of Mr. Wang's roles with both ANKAM and the Taiwan subsidiary interfacing with T&E Global, the MOU and the transactions contemplated thereby constitute a related party transaction.

The MOU was negotiated and approved by the Board of Directors of ANKAM. Mr. Wang recused himself from all deliberations and approvals relating to the MOU. The Board, acting through its independent directors, determined that the terms of the MOU were negotiated on an arm's-length basis and are fair and in the best interests of the Company and its shareholders. The Board will continue to review and approve any definitive agreements related to the potential acquisition, with Mr. Wang recusing himself from such approvals.

Non-Binding Nature

Except for confidentiality and the non-binding provisions themselves, the MOU is a statement of intent only and does not constitute a legally binding obligation or contract. Any binding commitment regarding the potential acquisition or operational integration will be subject to the execution of definitive legal agreements and any required corporate or regulatory approvals.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, including but not limited to statements regarding the Company's intentions, plans, expectations, and the anticipated timing of any future transaction. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Such risks and uncertainties include, among others, the ability of the Parties to negotiate and enter into definitive agreements, the satisfaction of any conditions precedent to a potential transaction, the achievement of performance targets, and other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

About ANKAM INC.

ANKAM INC. is a US-based corporation focused on global expansion and strategic partnerships.

Contact:

ANKAM, Inc. 5F., No. 97, Jingye 1st Rd., Zhongshan Dist., Taipei City 104, Taiwan

(R.O.C.) Email: info@ankm.site